Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: (781) 250-0111 Telefax: (781) 250-0115
FOR IMMEDIATE RELEASE

Repligen Reports First Quarter 2013 Financial Results

- Total Revenue and Bioprocessing Revenue Grow 28% Over First Quarter 2012 -

- Net Income Increases 91% to $2.3 million –

- Earnings Conference Call and Webcast Today at 9:00 a.m. EDT -

WALTHAM, MA – May 2, 2013 – Repligen Corporation (NASDAQ:RGEN) today reported financial results for the first quarter ended March 31, 2013. Below are financial and business highlights for the first quarter of 2013, financial guidance for the year and access information for today’s discussion.

Financial Highlights:

•	Bioprocessing product revenue for the first quarter of 2013 was $11.9 million, a 28% increase over the first quarter of 2012.

•	Total revenue for the first quarter of 2013 was $16.5 million, a 28% increase over the first quarter of 2012.

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Net income increased to $2.3 million for the first quarter of 2013 compared to $1.2 million for the first quarter of 2012; earnings per diluted share were $0.07 for the first quarter of 2013 compared to $0.04 for the first quarter of 2012.

•	Cash and investments as of March 31, 2013 totaled $54.1 million compared to $50.0 million as of December 31, 2012.

Operating expenses for the three-month period ended March 31, 2013 were $12.9 million compared to $11.7 million for the same period in 2012, an increase of $1.3 million or 11%. These operating expenses included an increase in cost of product revenue due to higher product sales, partially offset by decreases in both research and development expenses and selling, general and administrative expenses. For the first quarter of 2013 compared to the same period in 2012, research and development (R&D) expense decreased by $625,000, or 22%, primarily due to lower spending on our clinical development programs as a result of our strategic decision to focus on building our core bioprocessing business. This is the Company’s first financial reporting period for which both the current and preceding year’s periods reflect combined financial results since the Company’s acquisition of Novozymes Biopharma AB (now Repligen Sweden AB) in December 2011.

“Strong demand for Protein A ligands and our growth factor products as well as increased interest in our OPUS® chromatography columns contributed to the revenue gains during our first quarter.

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Repligen Reports First Quarter 2013 Financial Results

May 2, 2013

We view all of our bioprocessing products as well positioned to benefit from the expected continued growth in demand worldwide for monoclonal antibodies and other biologic drugs,” said Walter C. Herlihy, Ph.D., President and CEO of Repligen. “During the first quarter, we also realized improvements in capacity utilization at Repligen Sweden. Combined, these achievements advance the Company toward our goal to be a best-in-class life sciences company focused on the development, production and delivery of high-quality consumables used in the manufacture of biologic drugs.”

First Quarter Business Highlights:

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We experienced increased demand from existing and new customers across multiple products including several Protein A ligands and our growth factor product LONG®R3IGF-1—a more biologically potent alternative to insulin for optimizing cell growth and productivity during the fermentation stage of biomanufacturing. We also benefited from increased interest in our larger (process-scale) OPUS® chromatography columns which we launched in 2012.

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We participated in key industry conferences, including IBC’s Biopharmaceutical Development and Production Week, where we gave a presentation highlighting the time- and cost-savings achieved by adopting the OPUS® line of pre-packed chromatography columns for biologic drug purification. We continued to build our market presence through selective advertising, conference presentations and other initiatives to support our sales and marketing efforts.

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We announced in January a worldwide licensing agreement with Pfizer Inc. for our spinal muscular atrophy (SMA) program, in alignment with our strategic goal to outlicense our portfolio of therapeutic assets.

•	Under the terms of this agreement, Repligen is entitled to receive from Pfizer up to $65 million in milestones as well as royalties on future sales.

•	We completed the second cohort of an active Phase 1 trial in spinal muscular atrophy, positioning the SMA program to be fully transitioned to Pfizer pursuant to the terms of the license agreement.

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We completed dosing in a Phase 1 trial of our product candidate RG2833, an HDAC inhibitor, in Friedreich’s ataxia patients. The analysis of both pharmacology and biomarker activity in this clinical trial is currently ongoing.

Financial Guidance for 2013

The Company is reiterating its financial guidance for fiscal year 2013. This guidance is based on expectations for our existing business and does not include the impact on our revenue and expenses of potential milestone payments from Pfizer, additional out-licensing agreements for our remaining clinical assets, potential bioprocessing acquisitions or foreign currency exchange rates.

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Total revenue for the full year 2013 is expected to be $63-$65 million, including the receipt of royalties from Bristol-Myers Squibb on its U.S. sales of Orencia® which the Company will no longer receive after December 31, 2013.

•	Bioprocessing product revenue for the full year 2013 is expected to be $46-$48 million, reflecting product sales growth of 10%-15%.

•	Net income for the full year 2013 is expected to be $18-$20 million.

•	We expect to end the year 2013 with approximately $65 million in cash and investments.

Conference Call

Repligen will host a conference call and webcast today, May 2, at 9:00 a.m. EDT, to discuss its first quarter 2013 financial results and corporate developments. The live call can be accessed by dialing (866) 804-6922 for domestic callers or (857) 350-1668 for international callers. Dial-in participants must provide the passcode 92537192. Alternatively, an audio webcast will be accessible via the Investor section of Repligen’s website www.repligen.com. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Replay listeners must provide the passcode 52274322.

Repligen Reports First Quarter 2013 Financial Results

May 2, 2013

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a life sciences company focused on the development, production and commercialization of high-value consumable products used in the process of manufacturing biological drugs. Our bioprocessing products are sold to major life sciences and biopharmaceutical companies worldwide. We are a leading manufacturer of Protein A, a critical reagent used to separate and purify monoclonal antibody therapeutics. We also supply several growth factor products used to increase cell culture productivity during the fermentation stage of drug manufacturing. In addition, we have developed and market our OPUS® series of pre-packed “plug-and-play” chromatography columns, and we provide test kits to ensure final product quality. Aside from our core bioprocessing business, we have a portfolio of clinical-stage partnering assets, including a pancreatic imaging agent in Phase 3 development and an orphan drug candidate in Phase 1 development. Repligen’s corporate headquarters are located in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA and Lund, Sweden.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements regarding future financial performance and position, our strategic decision to focus on the growth of our bioprocessing business, the future demand for our bioprocessing, growth factor and chromatography products, plans and objectives for future operations, our ability to successfully negotiate and consummate partnering transactions for our clinical stage assets, specifically RG1068 and RG2833, the clinical success of RG3039 and its further clinical development and our receipt of any future payments under the terms of our agreement with Pfizer, Pfizer’s ability to terminate the license for convenience, plans and objectives for product development and acquisitions, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to successfully negotiate and consummate development and commercialization partnerships for our portfolio of clinical-stage assets on acceptable terms, if at all; the success of our clinical trials, including our Phase 1b clinical trial of RG3039 in patients with SMA; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; the success of current and future collaborative or supply relationships, including our agreement with Pfizer; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our ability to successfully integrate Repligen Sweden AB, including achieving manufacturing efficiencies at Repligen Sweden AB; our compliance with all Food and Drug Administration and EMEA regulations; new approaches to the treatment of our targeted diseases; our ability to obtain, maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales capabilities; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Contact:

Sondra S. Newman

Director Investor Relations

Repligen Corporation

(781) 419-1881

snewman@repligen.com

Repligen Reports First Quarter 2013 Financial Results

May 2, 2013

REPLIGEN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

	Three months ended March 31,
	2013	2012
Revenue:
Product revenue	$11,934,269	$9,342,601
Royalty and other revenue	4,521,724	3,481,860

Total revenue	16,455,993	12,824,461

Operating expenses:
Cost of product revenue	6,896,608	5,272,543
Cost of royalty and other revenue	576,857	462,088
Research and development	2,183,404	2,808,463
Selling, general and administrative	3,308,099	3,428,536
Contingent consideration—fair value adjustments	(53,974)	—
Gain on bargain purchase	—	(314,244)
Total operating expenses	12,910,994	11,657,386

Income (loss) from operations	3,544,999	1,167,075
Investment income	61,519	31,424
Interest expense	(13,531)	(22,381)
Other (expense) income	29,081	109,261

Income (loss) before income taxes	3,622,068	1,285,379
Income tax (benefit) provision	1,283,832	58,907

Net income (loss)	$2,338,236	$1,226,472

Earnings (loss) per share:
Basic	$0.07	$0.04

Diluted	$0.07	$0.04

Weighted average shares outstanding:
Basic	31,240,606	30,729,660

Diluted	31,855,428	31,009,833

Comprehensive income (loss)	$2,100,007	$2,314,297

	March 31, 2013	December 31, 2012
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$54,055,228	$49,969,871
Working capital	61,804,274	55,457,223
Total assets	97,314,768	97,010,163
Long-term obligations	1,009,068	2,133,339
Accumulated deficit	(102,812,341)	(105,150,577)
Stockholders’ equity	87,411,034	84,124,596

*	does not include restricted cash

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